FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bancorp, Inc. Announces Underwriters’ Exercise of Over-Allotment Option

BOCA RATON, FLA.— October 6, 2009—1st United Bancorp, Inc. (“1st United”) (Nasdaq: FUBC), the holding company for 1st United Bank, a Florida chartered commercial bank, announced today that the underwriters for the recently completed public offering of 1st United common stock have exercised in full their over-allotment option to purchase an additional 2,100,000 shares of 1st United’s common stock.

A total of 16,100,000 shares of 1st United common stock were publicly offered and sold in the offering at a price of $5.00 per share, after giving effect to the sale of the shares being sold pursuant to the over-allotment option.

Stifel, Nicolaus & Company, Incorporated served as sole book running manager and Howe Barnes Hoefer & Arnett, Inc. and Sterne, Agee & Leach, Inc. were co-managers for the offering.

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which operates 12 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3435.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause 1st United’s future results to differ materially. The following factors, among others, could cause our actual results to differ: 1st United’s ability to execute its growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, challenges posed by the current economic environment, disruptions in global financial markets, credit risk of 1st United’s customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of 1st United’s allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of 1st United’s markets, rapid changes in the financial services industry, exposure to intangible asset risk, and hurricanes and other adverse weather events, and 1st United’s ability to manage the risks involved in the foregoing. Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and 1st United assumes no obligation to update forward-looking statements or the reasons why actual results could differ.